UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30 2011

BBCN Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700.

Nara Bancorp, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective November 30, 2011, Nara Bancorp, Inc. (the “Company”) completed its previously-announced merger with Center Financial Corporation (“Center”), pursuant to the Agreement and Plan of Merger, dated as of December 9, 2010, between the Company and Center, as amended . In the transaction, Center merged with and into the Company, with the Company being the surviving corporation under the new name “BBCN Bancorp, Inc.” Pursuant to the merger agreement, holders of Center common stock have the right to receive 0.7805 of a share of common stock of the Company for each share of Center common stock held immediately prior to the effective time of the Merger, plus cash in lieu of the issuance of fractional shares. Outstanding Center stock options and restricted stock awards were converted into stock options with respect to shares of the Company’s common stock or shares of Company common stock, respectively, with appropriate adjustments to reflect the exchange ratio. The pre-merger outstanding shares of the Company’s common stock remained outstanding and were not affected by the merger.

Concurrently with the merger, Nara Bank, a California banking corporation and wholly owned subsidiary of the Company, merged with and into Center Bank, a California banking corporation and wholly owned subsidiary of Center, with Center Bank surviving the merger and continuing its corporate existence under the name “BBCN Bank.”

A copy of the joint press release issued by the Company and Center reporting the completion of the merger is attached as Exhibit 99.1 to the Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 30, 2011, as contemplated by the terms of the Merger Agreement, the board of directors of the Company (the “Board”) expanded the size of the Board by seven to a total of 14 authorized director positions to the Board and appointed the following six persons (each of whom served as a director of Center prior to the effective time of the Merger) to serve as directors of the Company effective as of the effective time of the merger: Chang Hwi Kim, Jin Chul Jhung, Kevin S. Kim, Peter Y.S. Kim, Sang Hoon Kim and Chung Hyun Lee. David Z. Hong, who also served as a director of Center until his recent death, was also to have been appointed a director of the Company. Pursuant to the Merger Agreement, the six former Center directors have the right to propose a director nominee to serve in place of Mr. Hong.

As provided in the Merger Agreement, Ki Suh Park will remain Chairman of the Board of the Company and Chang Hwi Kim will become Vice Chairman of the Board. Keven S. Kim will be the Chairman of the Board of the Company’s bank subsidiary and Scott Whang a continuing pre-merger director of the Company, will be the bank subsidiary’s Vice Chairman of the Board. Chang Hwi Kim will also serve as Chairman of the Consolidation Committee of the Board that will be responsible for developing integration policies for the combined company and overseeing management’s efforts in implementing such policies and procedures.

During an initial integration period beginning on the effective date of the merger and ending on a date to be selected by the directors of the combined company that is not later than the second anniversary, nor earlier than the first anniversary, of such effective date, any vacancy on the board of directors of the combined company is to be filled by a nominee proposed to the Board’s Nomination and Governance Committee in accordance with specified corporate governance procedures. If the vacancy is created by the cessation of service of a former Nara director, the nominee so proposed must first have been approved by a majority of the former Nara directors or their replacements. If the vacancy is created by the cessation of service of a Center director, the nominee so proposed must first have been approved by a majority of the former Center directors or their replacements. During the integration period, all committees of the board of directors of the combined company are to consist of equal numbers of former Nara directors and former Center directors or their respective replacements,. In addition, the Board’s Nomination and Governance Committee and Human Resources and Compensation Committee are each to be chaired by a former Center director.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

(a) Financial statements of businesses acquired.

The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(b) Pro forma financial information.

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger between Nara Bancorp, Inc. and Center Financial Corporation dated as of December 9, 2010, Amendment No. 1 thereto, dated as of April 13, 2011, and Amendment No. 2 thereto, dated as of July 6, 2011 (attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to the Company’s definitive proxy statement relating to the merger and the Company’s annual meeting of stockholders filed on August 4, 2011 as part of Amendment No. 4 to the Company’s Registration Statement on S-4 (Registration No. 333-173511) and incorporated herein by reference).

99.1	Press release, dated November 30, 2011, concerning the completion of the merger of Nara Bancorp and Center Financial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBCN Bancorp, Inc.

Date: December 5, 2011	/s/ Alvin D. Kang
Alvin D. Kang
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger between Nara Bancorp, Inc. and Center Financial Corporation dated as of December 9, 2010, Amendment No. 1 thereto, dated as of April 13, 2011, and Amendment No. 2 thereto, dated as of July 6, 2011 (attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to the Company’s definitive proxy statement relating to the merger and the Company’s annual meeting of stockholders filed on August 4, 2011 as part of the Company’s Registration Statement on Form S-4 (Registration No. 333-173511) and incorporated herein by reference).

99.1	Press release dated November 30, 2011 concerning the merger completion of Nara Bancorp and Center Financial Corporation.